Exhibit 15.1

January 30, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 2, 2012, except with respect to our review of the consolidated financial statements insofar as it relates to the Guarantor and Non-Guarantor Condensed Consolidating Financial Statements in Note 18, as to which the date is January 30, 2013, on our review of interim financial information of The Hertz Corporation (the “Company”) for the three-month and nine-month periods ended September 30, 2012 and September 30, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is included in its Registration Statement on Form S-4 dated January 30, 2013.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP